Exhibit 99.1

ALLEGHANY CORPORATION

7 Times Square Tower, 17th Floor

New York, NY 10036

ALLEGHANY CORPORATION REPORTS 2014 FIRST QUARTER RESULTS

NEW YORK, NY, May 5, 2014 – Alleghany Corporation (NYSE-Y) today announced its financial results for the three months ended March 31, 2014. Book value per common share1 grew to $431.07 as of March 31, 2014, an increase of 4.4% from book value per common share of $412.96 at 2013 year-end. Total stockholders’ equity2 increased to $7.1 billion as of March 31, 2014 from approximately $6.9 billion as of December 31, 2013.

Alleghany reported net earnings3 of $204.9 million, or $12.28 per diluted share for the 2014 first quarter, compared with net earnings3 of $196.3 million, or $11.67 per diluted share for the first quarter of last year.

Concurrent with the issuance of today’s earnings press release, Alleghany has posted a financial supplement to its website, www.alleghany.com, containing a number of schedules that provide additional detail pertaining to Alleghany’s financial results.

Weston M. Hicks, President and chief executive officer, commented, “Alleghany generated solid returns in the first quarter of 2014, growing book value per share by 4.4%. Our results were driven by strong underwriting performance both at TransRe and RSUI, resulting in an 88.8% combined ratio for the quarter, as well as an increase in the value of our bond portfolio.”

“TransRe, our global reinsurance business, continued its record of strong underwriting results with a combined ratio for the first quarter of 88.7%. TransRe continues to differentiate itself in terms of both treaty signings and profitability in an increasingly competitive environment for reinsurance. TransRe’s results benefitted from a lack of property catastrophe losses and favorable prior year loss reserve development, although non-catastrophe property losses were higher compared with the year-ago first quarter. TransRe’s gross premiums written in the first quarter were up by approximately 3.7% over the first quarter of 2013, primarily reflecting the impact of some expanded treaty participations with existing long-term clients.”

“Our insurance operations recorded a combined ratio of 89.0% for the first quarter of 2014, driven by favorable results at RSUI which reported an 81.9% combined ratio. In addition, RSUI was able to grow its gross premiums written by 5.8% in the quarter, driven by new business and increases in rates in the directors’ and officers’ liability and binding authority product lines, partially offset by declines in the property line of business due to an increase in competition. RSUI’s strong returns continue to contribute meaningfully to our results. Underwriting profits at RSUI were somewhat offset by losses at Capitol and PacificComp; however, we believe that both of these businesses are beginning to respond to new leadership and strategic initiatives focused on expanding the premium base at Capitol and improving distribution, pricing and scale at PacificComp. The favorable impact of these efforts in both gross premium writings and expense ratio improvement in the first quarter are encouraging.”

Mr. Hicks continued, “Our investment strategy remains focused on balancing interest rate risk through the combination of an intermediate duration fixed income portfolio and a common equity securities portfolio – a prudent position relative to our loss reserves. In the first quarter, net unrealized gains increased by $192.3 million before taxes in our debt securities portfolio. Our long-dated U.S. Treasury Strip debt securities performed particularly well in the quarter, as a drop in long-term interest rates resulted in a net change in value of $43.8 million or 11% in the first quarter. We subsequently sold these U.S. Treasury Strips in April, and we will record a pre-tax gain of approximately $34 million in our second quarter results. For the first three months of 2014, performance in our equity portfolio was flat compared with an increase in the S&P 500 of 1.8%.”

[1]	Stockholders’ equity attributable to Alleghany stockholders divided by common stock outstanding.
[2]	Stockholders’ equity attributable to Alleghany stockholders.
[3]	Net earnings attributable to Alleghany stockholders.

Mr. Hicks concluded, “On April 2, 2014, A.M. Best Company, Inc. upgraded the financial strength rating to A+ (Superior) from A (Excellent) for RSUI’s wholly-owned subsidiaries, RSUI Indemnity Company, Landmark American Insurance Company and Covington Specialty Insurance Company, with Landmark and Covington being rated on a reinsured basis. In addition, TransRe and its insurance subsidiaries were placed upon positive outlook by A. M. Best. We are pleased with A.M. Best’s acknowledgment of the strength of these two franchises.”

During the first three months of 2014, Alleghany repurchased an aggregate of 242,608 shares of its common stock in the open market for $94.6 million, at an average price per share of $390.10. Following this activity, Alleghany had $147.3 million remaining on its currently effective $300 million share repurchase authorization. As of March 31, 2014, we had 16,535,591 shares of our common stock outstanding, compared with 16,766,192 shares of our common stock outstanding as of December 31, 2013.

2014 First Quarter Underwriting Results

Alleghany’s underwriting profit for the first quarter of 2014 was $118.6 million, compared with $181.4 million for the first quarter of 2013. The underwriting results for the 2014 first quarter reflect a $90.0 million underwriting profit for the reinsurance segment (TransRe), compared with $131.4 million for the 2013 first quarter, as well as an underwriting profit of $28.6 million for the insurance segment compared with $50.0 million for the 2013 first quarter.

TransRe’s underwriting results in the first quarter of 2014 as compared with the first quarter of 2013 primarily reflect higher non-catastrophe property losses, the lack of favorable impact arising from the acquisition method of accounting, which was present in the first quarter of 2013, and a $17.0 million loss incurred upon commutation of an international accident & health treaty in the first quarter of 2014. In addition, TransRe recorded $45.3 million of prior year favorable loss reserve development in the first quarter of 2014 compared with $59.3 million of favorable prior year loss reserve development in the first quarter of last year (a portion of which was retained by the cedants, resulting in an offsetting increase in profit commission expense incurred in the first quarter of 2013). Both quarters benefitted from the absence of major catastrophe losses.

Underwriting results of the insurance segment in the first quarter of 2014 as compared with the first quarter of 2013 primarily reflect less favorable prior accident year development on loss reserves, and higher catastrophe and non-catastrophe property losses incurred at RSUI due to the severe winter weather and large fire losses in the United States.

Total net premiums written for the 2014 first quarter were $1,134.0 million, compared with $1,093.9 million for the first quarter of 2013, an increase of 3.7%. TransRe’s net premiums written increased by 1.6% in the 2014 first quarter from the 2013 first quarter. The growth in TransRe’s net premiums written was primarily due to an increase in its participation in the reinsurance programs of a few long-term clients. Net premiums written in the insurance segment in the 2014 first quarter increased by 11.5%, from the first quarter of last year. Each of Alleghany’s insurance subsidiaries contributed to this growth. RSUI’s net premiums written increased by 7.8%, Capitol’s net premiums written increased by 14.6% and PacificComp’s net premiums written increased by 74.2% in the 2014 first quarter.

Alleghany’s combined ratio for the 2014 first quarter was 88.8%, compared with 83.1% for the 2013 first quarter. TransRe’s combined ratio for the 2014 first quarter was 88.7%, compared with 84.6% for the 2013 first quarter, and the insurance segment’s combined ratio for the 2014 first quarter was 89.0%, compared with 77.4% for the 2013 first quarter. The combined ratios of Alleghany’s insurance and reinsurance segments increased in the current quarter compared with the 2013 first quarter primarily due to a lower amount of favorable prior year reserve development.

Investment Performance

Alleghany’s net investment income for the quarter ended March 31, 2014 was $110.6 million. Excluding the impact of Homesite, net investment income increased 13.6% in the 2014 first quarter, reflecting an increased allocation of the debt securities portfolio to higher yielding securities, as well as more favorable reinvestment rates. On a reported basis, net investment income decreased by 6.9% over the corresponding 2013 period primarily reflecting the absence of gains from Alleghany’s investment in Homesite, which were $21.4 million in the 2013 first quarter. Homesite was sold on December 31, 2013.

Additional Information

Additional information regarding Alleghany’s 2014 first quarter financial results, including management’s discussion and analysis of Alleghany’s financial condition and results of operations, is contained in Alleghany’s Quarterly Report on Form 10-Q for the period ended March 31, 2014 (the “Form 10-Q”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof. In addition, comparative supplemental financial information is available in the 2014 first quarter financial supplement (the “Financial Supplement”). The Form 10-Q and the Financial Supplement will be available on Alleghany’s website at www.alleghany.com and on the SEC’s website at www.sec.gov. Readers are urged to review the Form 10-Q for a more complete discussion of Alleghany’s financial performance.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) creates value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc. (referred to herein as “TransRe”), a leading global reinsurer; RSUI Group, Inc. (referred to herein as “RSUI”), a national underwriter of property and liability specialty insurance coverages; Capitol Transamerica Corporation (referred to herein as “Capitol”), an underwriter of small commercial property, casualty and surety insurance coverages; and Pacific Compensation Corporation (referred to herein as “PacificComp”), an underwriter of workers’ compensation insurance primarily in California.

Non-GAAP Financial Measures

Throughout this press release, Alleghany’s results of operations have been presented in the way that Alleghany believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use financial information in evaluating the performance of Alleghany. This presentation includes the use of underwriting profit, which is a “non-GAAP financial measure,” as such term is defined in Regulation G promulgated by the SEC.

Underwriting profit represents net premiums earned less net loss and loss adjustment expense and commissions, brokerage and other underwriting expenses, all as determined in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and does not include net investment income, net realized capital gains, other than temporary impairment losses, other income, other operating expenses, amortization of intangible assets or interest expense. Alleghany consistently uses underwriting profit as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of its segments and believes that underwriting profit provides useful additional information to investors because it highlights net earnings attributable to a segment’s underwriting performance. Earnings before income taxes may show a profit despite an underlying underwriting loss, and when underwriting losses persist over extended periods, a reinsurance or an insurance company’s ability to continue as an ongoing concern may be at risk.

This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for measures of operating performance prepared in accordance with U.S. GAAP. Reconciliation of underwriting profit to earnings before income taxes is presented in Alleghany’s Form 10-Q as well as its Financial Supplement.

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Forward-looking Statements

This release contains disclosures which are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are based upon Alleghany’s current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany’s future financial condition and results. These statements are not guarantees of future performance, and Alleghany has no specific intention to update these statements. The uncertainties and risks include, but are not limited to,

•	significant weather-related or other natural or man-made catastrophes and disasters;

•	the cyclical nature of the property and casualty reinsurance and insurance industries;

•	changes in market prices of Alleghany’s significant equity investments and changes in value of Alleghany’s debt securities portfolio;

•	adverse loss development for events insured by Alleghany’s reinsurance and insurance subsidiaries in either the current year or prior years;

•	the long-tail and potentially volatile nature of certain casualty lines of business written by Alleghany’s reinsurance and insurance subsidiaries;

•	the cost and availability of reinsurance;

•	the reliance by Alleghany’s reinsurance operating subsidiaries on a limited number of brokers;

•	increases in the levels of risk retention by Alleghany’s reinsurance and insurance subsidiaries;

•	exposure to terrorist acts and acts of war;

•	the willingness and ability of Alleghany’s reinsurance and insurance subsidiaries’ reinsurers to pay reinsurance recoverables owed to Alleghany’s reinsurance and insurance subsidiaries;

•	changes in the ratings assigned to Alleghany’s reinsurance and insurance subsidiaries;

•	claims development and the process of estimating reserves;

•	legal, political, judicial and regulatory changes, including the federal financial regulatory reform of the insurance industry by the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	the uncertain nature of damage theories and loss amounts;

•	the loss of key personnel of Alleghany’s reinsurance or insurance operating subsidiaries;

•	fluctuation in foreign currency exchange rates;

•	the failure to comply with the restrictive covenants contained in the agreements governing Alleghany’s indebtedness;

•	the ability to make payments on, or repay or refinance, Alleghany’s debt;

•	risks inherent in international operations; and

•	difficult and volatile conditions in the global market.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which Alleghany has no control; and changes in Alleghany’s plans, strategies, objectives, expectations, or intentions, which may happen at any time at its discretion. As a consequence, current plans, anticipated actions, and future financial condition and results may differ from those expressed in any forward-looking statements made by Alleghany or on its behalf.

For more information, please contact:

Kerry Jacobs

212-508-8141

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31, 2014	December 31, 2013
	(unaudited)
	(in thousands, except share amounts)
Assets
Investments:
Available-for-sale securities at fair value:
Equity securities (cost: 2014 – $2,265,027; 2013 – $1,804,698)	$2,637,802	$2,229,453
Debt securities (amortized cost: 2014 – $14,682,684; 2013 – $14,875,750)	14,802,122	14,802,890
Short-term investments	926,674	1,317,895

	18,366,598	18,350,238
Other invested assets	619,674	641,924

Total investments	18,986,272	18,992,162
Cash	481,414	498,315
Accrued investment income	141,820	146,381
Premium balances receivable	788,260	675,255
Reinsurance recoverables	1,354,229	1,363,707
Ceded unearned premiums	185,159	173,148
Deferred acquisition costs	358,398	334,740
Property and equipment at cost, net of accumulated depreciation and amortization	67,777	58,974
Goodwill	99,747	99,747
Intangible assets, net of amortization	129,145	127,284
Current taxes receivable	25,644	13,049
Net deferred tax assets	412,697	469,787
Other assets	463,774	408,539

Total assets	$23,494,336	$23,361,088

Liabilities and Stockholders’ Equity
Loss and loss adjustment expenses	$11,864,719	$11,952,541
Unearned premiums	1,857,948	1,765,550
Senior Notes	1,790,041	1,794,407
Reinsurance payable	107,402	90,562
Other liabilities	736,147	810,507

Total liabilities	16,356,257	16,413,567

Common stock (shares authorized: 2014 and 2013 – 22,000,000; shares issued: 2014 – 17,459,961; 2013 – 17,459,961)	17,460	17,460
Contributed capital	3,611,300	3,613,151
Accumulated other comprehensive income	279,049	186,930
Treasury stock, at cost (2014 – 924,370 shares; 2013 – 693,769 shares)	(304,760)	(213,911)
Retained earnings	3,525,007	3,320,127

Total stockholders’ equity attributable to Alleghany stockholders	7,128,056	6,923,757
Noncontrolling interest	10,023	23,764

Total stockholders’ equity	7,138,079	6,947,521

Total liabilities and stockholders’ equity	$23,494,336	$23,361,088

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

(unaudited)

	Three Months Ended March 31,
	2014	2013
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$1,053,997	$1,075,013
Net investment income	110,583	118,811
Net realized capital gains	96,836	50,902
Other than temporary impairment losses	(5,220)	(32,312)
Other income	30,446	11,141

Total revenues	1,286,642	1,223,555

Costs and Expenses
Net loss and loss adjustment expenses	611,159	567,413
Commissions, brokerage and other underwriting expenses	324,236	326,227
Other operating expenses	53,342	30,738
Corporate administration	9,632	12,422
Amortization of intangible assets	(1,861)	11,630
Interest expense	21,811	21,736

Total costs and expenses	1,018,319	970,166

Earnings before income taxes	268,323	253,389
Income taxes	63,682	57,095

Net earnings	204,641	196,294
Net losses attributable to noncontrolling interest	(239)	—

Net earnings attributable to Alleghany stockholders	$204,880	$196,294

Net earnings	$204,641	$196,294
Other comprehensive income:
Change in unrealized gains, net of deferred taxes of $81,364 and $45,877 for 2014 and 2013, respectively	151,104	85,200
Less: reclassification for net realized capital gains and other than temporary impairment losses, net of taxes of ($32,066) and ($6,507) for 2014 and 2013, respectively	(59,550)	(12,084)
Change in unrealized currency translation adjustment, net of deferred taxes of $233 and ($5,366) for 2014 and 2013, respectively	432	(9,966)
Retirement plans	133	(154)

Comprehensive income	296,760	259,290
Comprehensive loss attributable to noncontrolling interest	(239)	—

Comprehensive income attributable to Alleghany stockholders	$296,999	$259,290

Basic earnings per share attributable to Alleghany stockholders	$12.28	$11.67
Diluted earnings per share attributable to Alleghany stockholders	12.28	11.67